Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment Number 2

THIS AMENDMENT NUMBER 2 TO EMPLOYMENT AGREEMENT (“Amendment Number 2”) effective as of November 9, 2012 (the “Effective Date”), is by and between INNODATA INC., f/k/a Innodata Isogen, Inc., a Delaware corporation (the “Company”), and O’NEIL NALAVADI (the “Executive”).

WHEREAS, the Company and the Executive originally entered into an employment agreement effective as of October 11, 2009, as subsequently amended by Amendment Number 1 effective as of July 12, 2011(collectively, the “Employment Agreement”); and

WHEREAS, Paragraph 13(c) of the Employment Agreement provides that the Employment Agreement may be amended by written agreement of both parties thereto; and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows, effective as of the Effective Date:

1.	Paragraph 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Term of this Agreement shall commence on November 9, 2009, and shall end on November 8, 2015 (the “Term”) unless terminated earlier pursuant to this Agreement. In the event that the Executive's employment with the Company continues beyond the Term of this Agreement without the parties executing a new written agreement, nothing herein shall be construed as an automatic, constructive renewal of this Agreement for any specified term. By not later than May 8, 2015, the Company shall notify the Executive in writing in accordance with Paragraph 13(a) if the Company does not intend to extend the Term. If the Company provides a notice of non-extension on or before May 8, 2015, the Executive’s employment with the Company shall terminate at the end of the Term. If the Company does provide such a notice of non-extension, but does so after May 8, 2015, or if the Company and the Executive do not execute a new employment agreement or an amendment to this Employment Agreement prior to the end of the Term, then the Company shall continue to employ the Executive for a period of six (6) months from the date on which such notice is provided or upon which the Term ends, as applicable, and the Executive shall be an employee-at-will of the Company during any part of such period that extends past the end of the Term; provided, however, that alternatively and at the sole discretion of the Company, in lieu of continuing the Executive's employment with the Company for all or part of such period that extends past the end of the Term, the Company may continue to pay the Executive his Base Salary, in the same amounts and at the same times as if his employment with the Company had not terminated, and provide the Executive with continued coverage under the Company’s group medical and dental insurance, in each case for such six (6) month period or applicable portion thereof.”

Exhibit 10.3

2.	Paragraph 6(d) of the Employment Agreement is hereby amended to add the following language at the end of this Paragraph:

“Effective November 9, 2012 all such expenses referred to in clauses (i) through (iii) to be limited in the aggregate to Forty Six Thousand Dollars ($46,000.00) for each twelve (12) consecutive month period.”

Except as expressly modified by this Amendment Number 2, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency between the terms and conditions of this Amendment Number 2 and the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment Number 2 will govern and control.

IN WITNESS WHEREOF, the parties have executed this Amendment Number 2 on the date indicated below.

Innodata Inc.		O’Neil Nalavadi

By:	/s/ Jack Abuhoff	By:	/s/ O’Neil Nalavadi
Name:	Jack Abuhoff	Date:	November 8, 2012

Title:	Chairman and CEO
Date:	November 8, 2012